As filed with the Securities and Exchange Commission on May 23, 2019.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Image Sensing Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-1519168
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN	55104
(Address of principal executive offices)	Zip Code)

Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan

(Full title of the plan)

Chad A. Stelzig	Copy to:
President and Chief Executive Officer	Michele D. Vaillancourt
Imaging Sensing Systems, Inc.	Winthrop & Weinstine, P.A.
500 Spruce Tree Centre	225 South Sixth Street
1600 University Avenue West	Suite 3500
St. Paul, Minnesota 55104	Minneapolis, Minnesota 55402
(Name and address of agent for service)	Telephone: (612) 604-6400

(651) 603-7700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

              Large accelerated filer  ☐

              Accelerated filer  ☐

              Non-accelerated filer  ☐

              Smaller reporting company  ☒

              Emerging growth company  ☐

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $0.01 par value	100,000 shares	$5.27	$527,000	$63.87

(1)	As of May 23, 2019, the number of shares being registered consists of 100,000 shares of common stock reserved for issuance under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan. Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of Image Sensing Systems, Inc. (the “Company”) that become issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock of the Company. In addition, each share of common stock includes one preferred stock purchase right.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of $5.27 per share, which was the average of the high and low prices for a share of the Company’s common stock on May 20, 2019, as reported on the Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Registration Statement on Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.  The documents containing the information specified in this Part I will be sent or given to employees of Image Sensing Systems, Inc. (the “Company”) as specified by Rule 428(b)(1) under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual Information.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement on Form S-8 the following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”):

a.                  The description of the Company’s common stock contained in the Company’s Amendment No. 1 to Registration Statement on Form SB‑2 filed on April 26, 1995 with the SEC under the heading “Description of Capital Stock” (File No. 33-90298C);

b.                  The description of the Company’s preferred stock purchase rights contained in the Company’s Form 8-A dated June 6, 2013 filed with the SEC on June 6, 2013 (File No. 001-35959), as amended by the Company’s Form 8-A/A (Amendment No. 1) filed with the SEC on August 23, 2016 (File No. 001-35959) and Form 8-A/A (Amendment No. 2) filed with the SEC on March 12, 2018 (File No. 001-35959);

c.             The Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 14, 2019 (File No. 001-35959);

d.                   The Company’s Current Report on Form 8‑K filed with the SEC on March 21, 2019 reporting information under Item 5.02 and Item 9.01 (File No. 001-35959), solely to the extent filed and not furnished;

e.                  The Company’s Proxy Statement filed with the SEC on March 25, 2019 (File No. 001-35959);

f.             The Company's Current Report on Form 8-K filed with the SEC on April 29, 2019 reporting information under Item 5.02 and Item 9.01 (File No. 001-35959), solely to the extent filed and not furnished;

g.             The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 7, 2019;

h.             The Company's Current Report on Form 8-K filed with the SEC on May 10, 2019 reporting information under Item 5.02 and Item 5.07 (File No. 001-35959), solely to the extent filed and not furnished; and

i.                  All other reports filed (but not furnished) by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2018.

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                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement and before the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  In no event, however, will any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement, unless otherwise indicated therein. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

The shares of the Company’s common stock and the accompanying preferred stock purchase rights offered pursuant to this Registration Statement are registered under Section 12(b) of the Exchange Act.  The description of the Company’s common stock is incorporated by reference pursuant to Item 3.a. and Item 3.b. above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

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Item 6.  Indemnification of Directors and Officers.

Section 302A.521, Subdivision 2, of the Minnesota Business Corporation Act (the “MBCA”) provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the Company must indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 of the MBCA (which describes the procedure to be followed in approving contracts or other transactions involving a director conflict of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation or was not opposed to the best interests of the corporation.

Section 302A.521, Subdivision 7, of the MBCA permits a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of Section 302A.521 of the MBCA.  The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Section 302A.521, Subdivision 1(c), of the MBCA defines “official capacity” as (i) with respect to a director, the position of director in a corporation, (ii) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (iii) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, governor, manager, employee, or agent, as the case may be, of the other organization or employee benefit plan.  Section 302A.521, Subdivision 1(d), of the MBCA defines “proceeding” as a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

Section 7 of Article III of the Company’s Bylaws provides that the Company shall indemnify any person (including any present or future director or officer, or the heirs or legal representatives of any such director or officer) made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or serves any other corporation in any capacity at the request of the corporation, and the corporation may advance his related expenses, in the manner and to the full extent as provided by the laws of the State of Minnesota in such case made and provided and as otherwise permitted by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

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Item 8.  Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index in this Registration Statement on Form S-8, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)           Rule 415 Offering.

              The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

              Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)         Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota on May 23, 2019.

Image Sensing Systems, Inc.

By: /s/ Chad A. Stelzig
Chad A. Stelzig
President and Chief Executive Officer
(Principal Executive Officer)

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Chad A. Stelzig and Frank G. Hallowell, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew T. Berger Andrew T. Berger	Executive Chairman of the Board of Directors	May 23, 2019
/s/ James W. Bracke James W. Bracke	Director	May 23, 2019
/s/ Paul F. Lidsky Paul F. Lidsky	Director	May 23, 2019
/s/ Geoffrey C. Davis Geoffrey C. Davis	Director	May 23, 2019
/s/ Joseph P. Daly Joseph P. Daly	Director	May 23, 2019
/s/ Chad A. Stelzig Chad A. Stelzig	President and Chief Executive Officer (Principal Executive Officer)	May 23, 2019
/s/ Frank G. Hallowell Frank G. Hallowell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 23, 2019

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Exhibit Index

Exhibit No.	Description
3(i).1*

Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB‑2 (Registration No. 33‑90298C) filed on March 15, 1995, as amended (Registration Statement).

3(i).2

Articles of Amendment to Articles of Incorporation of ISS, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10‑QSB for the quarter ended June 30, 2001 (File No. 0-26056).

3(i).3

Certificate of Designation amending the Articles of Incorporation of Image Sensing Systems, Inc. as filed with the Minnesota Secretary of State on June 6, 2013, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 6, 2013 (File No. 0-26056).

3(ii)	Bylaws of the Company, incorporated by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (File No. 0-26056).

4.1*	Specimen form of the Company’s common stock certificate, incorporated by reference to Exhibit 4.1 to the Registration Statement.

4.2

Rights Agreement dated as of June 6, 2013, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 6, 2013 (File No. 0-26056).

4.3

First Amendment to Rights Agreement dated as of August 23, 2016, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 23, 2016 (File No. 001-35959).

4.4

Second Amendment to Rights Agreement dated as of March 12, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated March 12, 2018 (File No. 001-35959).

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company (filed herewith).

23.1	Consent of Boulay PLLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

99.1	Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement filed with the SEC on April 17, 2014, File No. 001-35959).

*Paper filing.

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